Exhibit 5.1
Nash-FinchCompany
7600 France Avenue South
P.O. Box 355
Minneapolis, Minnesota
March 5, 2010
Board of Directors
Nash-Finch Company
7600 France Avenue South
Edina, Minnesota 55435
Re: Nash-Finch Company—Registration Statement on Form S-8
Ladies and Gentlemen:
I am the Executive Vice President, General Counsel and Secretary of Nash-Finch Company, a Delaware corporation (the “Company”). In connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on the date hereof, relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of up to 700,000 shares of common stock, par value $1.66 2/3 per share (the “Common Stock”), and common stock purchase rights attached thereto (collectively, the “Shares”), pursuant to the Company’s 2009 Incentive Award Plan (the “Plan”), you have requested my opinion with respect to the matters set forth below.
In acting as counsel for the Company and arriving at the opinions expressed below, I have examined and relied upon originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company, agreements and other instruments, including the Registration Statement, the Certificate of Incorporation and Bylaws of the Company and the Plan, certificates of officers and representatives of the Company, certificates of public officials and other documents as I have deemed necessary or appropriate as a basis for the opinions expressed herein. In connection with my examination, I have assumed the genuineness of all signatures, the authenticity of all documents tendered to me as originals, the legal capacity of all natural persons and the conformity to original documents of all documents submitted to me as certified or photostatic copies.
Based upon the foregoing, I am of the opinion that the Shares have been duly authorized by the Company and, when the Registration Statement is effective and the Shares have been issued, delivered and paid for in the manner contemplated by and upon the terms and conditions set forth in the Plan, the Shares will be validly issued, fully paid and nonassessable.

I express no opinion with respect to laws other than those of the State of Delaware and the federal laws of the United States of America, and assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.
I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to its use as part of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the SEC promulgated thereunder.
Very truly yours,
/s/ Kathleen M. Mahoney
Kathleen M. Mahoney